                                                                     EXHIBIT 5.1


                               February 9, 1995


Aurora Electronics, Inc.
2030 Main Street, Suite 1120
Irvine, California  92714-7241

Ladies and Gentlemen:

         We have acted as counsel to Aurora Electronics, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the resale of up to 933,725 shares of the Company's common stock, $.03 par value per share (the "Shares"), by certain stockholders of the Company (the "Selling Stockholders"). In connection with the Company's acquisition of certain assets of CCB Computer Brokers, Inc., a California corporation now known as MDB I, Inc. ("CCB"), (i) the Company issued, pursuant to an Asset Purchase Agreement (the "Century Purchase Agreement"), 256,000 shares of Common Stock, (ii) subject to the provisions of the Century Purchase Agreement, the Company is obligated to issue an estimated 621,495 additional shares of Common Stock shortly after December 31, 1995, and (iii) the Company agreed to issue up to 56,230 shares of Common Stock to certain employees of CCB who became employees of the Company or its affiliates. The resale of the Shares is being registered pursuant to a Registration Statement on Form S-3 (33-79424), as amended by Amendment No. 1 dated February 10, 1995 (the "Registration Statement").

         In connection with this opinion, we have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete and that all documents submitted to us as copies are true and correct copies of accurate and complete originals thereof. We have also relied upon such certificates of public officials, corporate agents, and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein that were not independently established. Based on the foregoing, we are of the opinion that the Shares are, or will be when issued and delivered to the Selling Stockholders, validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement. Consent is also given to the reference to this firm as having passed on the validity of the Shares under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Hughes & Luce, L.L.P.